Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Appoints Executive Vice President

May 1, 2008	NASDAQ: SMIT

Portland, OR: Schmitt Industries, Inc. (NASDAQ:  SMIT) of Portland, Oregon announced today that James A. Fitzhenry has been named as Executive Vice President of the Company, effective June 1, 2008.  The addition of Mr. Fitzhenry to Schmitt’s management team will further strengthen the company’s emphasis on growing its existing and new product lines.  Mr. Fitzhenry, 52, was most recently President of Capital Strategies Group, a federal government business development and government relations firm.  Prior to forming Capital Strategies Group, Mr. Fitzhenry was a senior executive at FLIR Systems, Inc. (NASDAQ: “FLIR”) for 15 years, most recently as Senior Vice President for Corporate Operations and Law.  FLIR is a world leader in the design, manufacture and marketing of infrared thermography and night vision systems worldwide for a wide variety of industrial, commercial and government applications.

“We are pleased to welcome Jim to the Schmitt Team,” commented Wayne Case, President and CEO of Schmitt. “He brings a wealth of business, M&A, government and leadership experience to the Company as we prepare for the next stage of our growth,” Mr. Case concluded.

Schmitt Industries, Inc. designs, assembles and markets computer controlled balancing equipment (the Balancer Segment) primarily to the machine tool industry.  Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc. (“SMS”) the Company designs, manufactures and markets precision laser measurement systems (the Measurement Segment).  The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. (“SEL”), located in the United Kingdom.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258